UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 13, 2012

Revolution Lighting Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23590	59-3046866
(Commission File Number)	(IRS Employer Identification No.)

124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina	28262
(Address of Principal Executive Offices)	(Zip Code)

(704) 405-0416

(Registrant’s Telephone Number, Including Area Code)

Nexxus Lighting, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2012, the Board of Directors (the “Board”) of Revolution Lighting Technologies, Inc. (the “Company”) authorized a form of indemnification agreement to be entered into with the directors and officers of the Company (the “Indemnification Agreement”). The Indemnification Agreement, among other things, obligates the Company to indemnify a director or officer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their services as one of our directors or officers.

The foregoing is a summary of the material terms of the Indemnification Agreement. Investors are encouraged to review the entire text of the Indemnification Agreement, a copy of which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 14, 2012, the Company filed with the Secretary of State of Delaware an amended and restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) to restate, integrate and amend the provisions of the Company’s Certificate of Incorporation. The amendments: (i) increased the number of authorized shares of the Company’s common stock, $0.001 par value per share, from 40,000,000 shares to 120,000,000 shares; (ii) changed the Company’s name from “Nexxus Lighting, Inc.” to “Revolution Lighting Technologies, Inc.”; and (iii) caused the Company to opt out of the provisions of Section 203 of the Delaware General Corporation Law.

The foregoing is a summary of the provisions of the Certificate of Incorporation changed by amendment. Investors are encouraged to review the entire text of the Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to this Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Revolution Lighting Technologies, Inc.

10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 16, 2012	REVOLUTION LIGHTING, INC.

/s/ Gary R. Langford
Name: Gary R. Langford
Title: Chief Financial Officer